EXHIBIT 11
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                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss






                                                  THREE MONTHS ENDED MARCH 31,
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                                                      2005            2004
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Computation of Loss Per Share:

Weighted average number of common shares
outstanding                                         28,716,134      28,716,134

Loss applicable to common stock:(1)               $ (2,238,000)   $ (2,217,000)
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Basic and diluted loss per common share:          $      (0.08)   $      (0.08)
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